Exhibit 10.1

CORNERSTONE BUILDING BRANDS, INC.
FORM OF EXECUTIVE OFFICER OFFER LETTER

[Date]

[Name]
[Address]

Dear __________________,

Cornerstone Building Brands (the “Company”) is pleased to offer you the position of ____________________. The offer is contingent on successful completion of a pre-employment background check and drug screen. Your anticipated start date is ________________.
Your annual base salary will be $______________.

You will be eligible to participate in the Company’s 20_ Short-Term Incentive Plan (STIP) on a pro rata basis with a target bonus equal to __% of your annual base pay. The performance period runs from 1 January 20__ to 31 December 20__. Payment is typically in March of the following year. You must be employed with the Company on the date of payment. The final value of your bonus award (if any) will be determined by evaluation of specified financial and non-financial criteria, subject to the discretion of the Compensation Committee.  The Company reserves the right to modify, suspend, or terminate this incentive plan at any time.  Details of the program are included in your offer package.

Subject to approval by the Compensation Committee and the sole shareholder of the Company, you will be eligible to receive __________ profit units under the Management Equity Plan under the terms of such MEP and related documentation which will be provided to you as part of the onboarding process.

You will be eligible to participate in the Severance Plan which will be provided to you as part of the onboarding process.

You will be eligible for ____ hours of vacation each calendar year, subject to increases based upon years of service as indicated in our policy. Professional service credit has been recognized for ______ years.  Vacation will be pro-rated in the first calendar year of employment based on your hire date.

A summary of benefits has been provided to you. This information details the benefits plans available to you, as well as the cost for these benefits. You will also receive an Employee Handbook that sets forth the policies of the Company.

Please understand that this offer of employment does not constitute an employment contract. All employment with the Company is “at will”, with no fixed term of employment. Either the Company or its employees can terminate employment at any time, without cause or prior notice.

Regards,

____________
President and CEO

The provisions of this offer of employment have been read and understood and the offer is accepted.

Accepted: ________________________________________        ____________________
Signature                         Date